EXHIBIT E

RECENT DEVELOPMENTS IN THE REPUBLIC AS OF FEBRUARY 26, 2018

The information included in this document supplements the information about the Republic of Panama (the “Republic” or “Panama”) contained in Panama’s annual report for the year ended December 31, 2016, on Form 18-K filed with the Commission on September 29, 2017. To the extent the information in this Exhibit E is inconsistent with the information contained in such annual report, the information in this Exhibit E replaces such information. Initially capitalized terms used in this Exhibit E have the respective meanings assigned to those terms in such annual report.

Political Developments

On October 5, 2017, President Varela announced the appointment of Juan Felipe De La Iglesia as Director of the National Water Institute (IDAAN). Mr. De La Iglesia succeeded Julia Guardia, who resigned in September 2017, after 36 months in the position.

On November 16, 2017, the Attorney General, Kenia Porcell Diaz was elected by unanimous decision to the presidency of the Ibero-American Association of Public Ministries (AIAMP). It is the first time that a woman and an Attorney General from Central America has been elected president of AIAMP.

On January 5, 2018, President Varela designated Erich Ricardo Velasquez Flors as Vice Minister of the Ministry of Public Works. Mr. Velasquez Flors succeeded Marietta Jaen who resigned on December 17, 2017. Previously, Mr. Velasquez Flors headed the Public Infrastructure Coordination Unit (UCIP) of the Ministry of the Presidency.

On January 10, 2018, the Cabinet Council approved Cabinet Decree No. 1 of January 10, 2018 which modified the previous National Import Tariff. Products referred to in the Cabinet Decree include, among other things, flowers, cement, candy and laundry whiteners. Mineral coal, cement without pulverizing or clinker and clothing, however, were excluded from the National Import Tariff as initially contemplated in March 2017. The Decree entered into force on February 1, 2018.

On January 18, 2018, President Varela designated Eric Estrada as Director of the National Border Service (Senafront). Mr. Estrada succeeded Cristian Hayer Alvarado, who retired.

On January 19, 2018, President Varela designated Ricardo Pinzon as Vice Minister for Infrastructure of the Ministry of Education (MEDUCA). Mr. Pinzon was formerly the National Director of Engineering and Architecture of MEDUCA.

On January 19, 2018, President Varela announced the appointment of Maria Lourdes Peralta as Director of UCIP. Ms. Peralta will also remain as coordinator of the Specialized Higher Technical Institute (ITSE).

On January 22, 2018, the Ministry of Foreign Affairs announced the appointment of National Assembly member Melitón Arrocha as the permanent representative of Panama to the United Nations. Mr. Arrocha has previously served as Vice Minister of the Presidency, Vice Minister of Foreign Affairs, Vice Minister of Foreign Trade and Minister of Commerce and Industry.

On January 23, 2018, U.S. District Judge Marcia Cooke upheld a lower court’s decision granting Panama’s extradition request of former Panamanian President Ricardo Martinelli.

On January 23, 2018, the European Union (EU) de-listed Panama as an un-cooperative tax-haven jurisdiction. EU Ministers explained that the delisting was due to Panama’s high-level political commitments to adopt EU standards on tax transparency. Panama had been designated as an un-cooperative tax-haven jurisdiction by the EU on December 5, 2017.

On February 14, 2018, U.S. District Judge Marcia Cooke delayed granting bail to former Panamanian President Ricardo Martinelli.

On February 21, 2018, Panama signed a free trade agreement with the Republic of Korea that will gradually eliminate duties on approximately 95 percent of the goods and services traded. The agreement is subject to parliamentary approval in both countries.

Recent Government Actions

On October 3, 2017, the Ministry of Labor announced the launch of a strategy aimed at breaching the gender gap in the public and private sectors. The “Gender Equality Seal” has the objective of creating equal working conditions for men and women and promoting economic growth and dignified jobs.

On October 3, 2017, the General Directorate of Administrative Career (DIGECA) and Panama City’s mayor announced an agreement to strengthen the public sector of the City. Panama City will commence its process of integration into the administrative career regime, thus becoming the first municipality in the country to take this course of action.

On October 9, 2017, the Government presented a plan to promote micro, small and medium companies. The program seeks to promote the success and durability of these types of companies.

On October 28, 2017, President Juan Carlos Varela signed into law a bill that creates three new municipalities within the district of Santiago de Veraguas. The new municipalities are Santiago Este, Nuevo Santiago and Santiago Sur. This was done with the objective of strengthening and reorganizing the administrative structure of the district of Santiago de Veraguas.

On October 30, 2017, President Juan Carlos Varela signed into law a bill that creates an incentive program for the conservation of natural forests. The new law includes investments of U.S.$23.5 million in reforestation and climate change adaptation programs.

On October 31, 2017, the Government authorized and regulated the operation of car and taxi hailing mobile applications such as Uber and Cabify in Panama, Panama Oeste, Colon and Cocle Provinces.

On November 20, 2017, President Varela announced the People’s Republic of China support for the construction of a passenger and cargo train that would connect the provinces of Panama and Chiriquí.

On November 21, 2017, President Varela presented a report with the results of his official visit to the People’s Republic of China. The report highlighted China’s granting of most favored nation treatment to Panama in maritime operations and the inauguration of new flights connecting the two countries. On December 7, 2017, Panama and China announced their interest to launch the negotiation of a free trade agreement between the two countries in the second half of 2018.

On January 5, 2018, President Juan Carlos Varela signed an executive decree extending price controls on certain basic goods for an additional six months. The extension took effect as of January 7, 2018.

On January 8, 2018, the Electoral Tribunal created the new Directorate for the Supervision of Political Financing. The new government body will supervise the income of and expenditures by, political parties and candidates.

On January 15, 2018, Panama signed the CRS Multilateral Component Authority (CRS MCAA), which is the main international agreement for implementing automatic exchange of financial information.

On January 16, 2018, the Bolsa de Valores de Panamá (La Bolsa) and Nasdaq Inc. (Nasdaq) signed an agreement in which Nasdaq will provide matching engine technology via La Bolsa.

On January 17, 2018, the Ministry of Economy and Finance, (MEF) filed with the National Assembly a bill that would make tax fraud a crime under the Penal Code. The bill contemplates sentences of two to five years and penalties of up to ten times the amount defrauded.

On January 30, 2018, the National Assembly voted against the two candidates proposed by the Executive Branch to fill two vacancies in Panama’s Supreme Court. Following the National Assembly’s decision, President Varela stated that he will propose two new candidates for the Supreme Court after the Carnival holidays.

In January 2018, the second line of the Panama Metro was 63% completed.

In February 2018, the second terminal of Tocumen International Airport expansion project was 83% completed.

On February 21, 2018, President Varela signed five laws related to consumer protection, criminal investigation and security, data privacy, the creation of a new district and the protection of cultural heritage.

The Panamanian Economy

For the nine months ended September 30, 2017, the Fondo de Ahorro de Panamá (Panama Saving Fund or FAP) had revenues of U.S.$57.5 million, compared to U.S.$59.4 million for the same period in 2016.

For the nine months ended September 30, 2017, estimated GDP growth was 5.6%, compared to 4.7% for the same period in 2016. Inflation, as measured by the average CPI with base year 2013, was 0.8% for the first nine months ended September 30, 2017. Inflation, as measured by the average CPI with base year 2013, was 0.7% in 2016.

For the nine months ended September 30, 2017, the agriculture, livestock farming, hunting and silviculture sector increased by 1.1%, compared to 0.01% for the same period in 2016. This was mainly due to an increase in the production of rice, bananas and pineapples.

For the nine months ended September 30, 2017, the fishing sector decreased by 3.1%, compared to a 5.6% decrease for the same period in 2016. This was mainly due to a decrease in commercial marine species, which also reflected a reduction in exports of fresh, chilled and frozen fish.

For the first nine months ended September 30, 2017, the mining and quarrying sector increased by 9.2%, compared to 6.6% for the same period in 2016. This was mainly due to an increase in demand for building materials, such as sand and stone, for the construction of residential buildings and infrastructure projects.

For the first nine months ended September 30, 2017, the primary sector increased by 4.0%, representing 4.1% of GDP. This was mainly due to an increase in the agriculture, livestock farming, hunting and silviculture and the mining and quarrying sectors.

For the nine months ended September 30, 2017, total industrial activities increased by 7.2% compared to the same period in 2016. This was mainly due to an increase in construction of 9.2%, and an increase in residential construction and investments in public and private infrastructure projects.

For the nine months ended September 30, 2017, manufacturing industries increased by 1.5%, compared to a 1.7% decrease for the same period in 2016. This was mainly due to an increase in the production of meat and meat products, dairy products, alcoholic beverages, paper and non-metallic products for construction. Industrial activities represented 22.1% of GDP.

For the nine months ended September 30, 2017, the services sector increased by 5.1% compared to the same period in 2016, representing 63.1% of GDP. This was mainly due to an increase in the transportation, storage and communications sector, which increased by 11.8% compared to 0.9% for the same period in 2016.

For the nine months ended September 30, 2017, the financial intermediation sector increased by 4.4% compared to 7.1% for the same period in 2016. The continued increase was mainly due to an increase in private loans and increased premiums.

The Panama Canal

The Panama Canal Authority

On September 29, 2017, the National Assembly approved the Panama Canal Authority’s (PCA) budget for its fiscal year ending on September 30, 2018. The budget assumes an increase of 3.9% in transit revenues and an increase of 6.0% in total operating income and projects that dividends to the Central Government at the end of the year will increase by 3.2% from U.S.$1,141 million budgeted for the 2017 fiscal year, to U.S.$1,178 million budgeted for the 2018 fiscal year. For the Fiscal Year ending 2017, toll revenues and other maritime services totaled U.S.$2,691 million, an increase of 14.3% compared to the previous year.

The Panama Canal Expansion Project

According to the PCA, as of September 30, 2016, 224 neopanamax ships had traversed the expanded Canal, including ships carrying liquid natural gas and liquid petroleum gas. One official incident had been registered as of September 30, 2016, which had not led to any claims on behalf of the ship. On September 5, 2017, the PCA announced its objective to increase the number of daily scheduled transits by neopanamax vessels from six to seven as of December 1, 2017, and then to reach eight daily scheduled transits by neopanamax vessels in early 2018. The additional slot began being offered on September 26, 2017 through a special competition based on the regulations of the PCA.

Employment and Labor

In August 2017, Panama’s labor force was preliminarily estimated at 1,890,660 (an increase from 1,873,655 in August 2016), which represented approximately 63.6% of the total working age population.

In August 2017, the unemployment rate increased to 6.0% compared to 5.5% in August 2016.

The following table sets forth certain labor force and unemployment statistics for the five years ended August 2013 through August 2017:

TABLE NO. 9

Labor Force and Employment

	2013	2014	2015	2016	2017
Total Population(1)	3,850.7	3,913.3	3,975.4	4,037.0	4,098.1

Working-Age Population(1)	2,719.8	2,782.1	2,846.6	2,910.0	2,973.3
Labor Force
Employed(1)	1,672.4	1,695.4	1,733.9	1,770.7	1,777.4

Unemployed(1)	71.5	85.9	92.3	102.9	113.3

Total	1,743.8	1,781.3	1,826.1	1,873.6	1,890.7

	(annual percentage change)
Total Population	1.7%	1.6%	1.6%	1.6%	1.5%
Working-Age Population	2.3%	2.3%	2.3%	2.2%	2.2%
Labor Force
Employed	3.4%	1.4%	2.3%	2.1%	0.4%
Unemployed	4.7%	20.2%	7.4%	11.5%	10.1%
Total	3.5%	2.1%	2.5%	2.6%	0.9%

	(in percent)
Labor Force:
Participation Rate(2)	64.1%	64.0%	64.2%	64.4%	63.6%
Employment Rate(3)	95.9	95.2	94.9	94.5	94.0
Unemployment Rate	4.1	4.8	5.1	5.5	6.0

(1)	In thousands.
(2)	Total labor force as percentage of working-age population.
(3)	Employed labor force as percentage of total labor force.

Source: Office of the Comptroller General.

The following table sets forth the composition of the labor force for the two years ended August 2016 and August 2017:

Working Population

Sector	2016	2017
Primary Sector	15.4%	14.5%
Secondary Sector	18.4%	18.5%
Tertiary Sector	66.2%	67.0%
Total	100%	100%

Source: Instituto Nacional de Estadísticas y Censo (INEC).

Public Finance

The National Assembly approved Panama’s 2018 budget on October 27, 2017, and President Varela on November 13, 2017, signed it into law. The 2018 budget contemplates total expenditures of U.S.$23.9 billion, with budget estimates based on an anticipated nominal GDP of U.S.$63.7 billion (6.0% real growth from 2016) and an anticipated consolidated non-financial public sector deficit of approximately U.S.$318 million (approximately 0.5% of estimated nominal GDP) for 2018. The Central Government budget amounted to $13,035 million a 6.3% increase from 2017. The corresponding fiscal deficit permitted under the Social and Fiscal Responsibility Law is approximately U.S.$636 million. Compliance with the Social and Fiscal Responsibility Law is assessed only against year-end results. The 2018 budget allocates public recurrent and capital expenditures as follows: 41.0% to social services; 16.6% to financial services; 14.1% to general services; 11.1% to infrastructure development; 3.5% to development and promotion of production; 1.0% to environment and technology; and 12.7% to other services.

Investment for 2018 includes ongoing projects, such as Metro Line No. 2 and No. 3, the fourth bridge over the Panama Canal, a housing project called Ciudad Esperanza, the construction of the Technical Institute for Higher Education, the Colón Urban Renewal, and an extension of the Panamerican highway between La Chorrera and San Carlos.

The Central Government’s current savings for the first nine months of 2017 registered a surplus of U.S.$85 million (0.1% of nominal GDP) compared to a surplus of U.S.$387 million for the same period in 2016 (0.2% of nominal GDP). The Government’s overall deficit increased from U.S.$2.0 billion in the first nine months of 2016 (3.7% of nominal GDP) to a deficit of U.S.$2.3 billion for the same period in 2017 (3.9% of nominal GDP).

The non-financial public sector deficit for the nine-month period ended September 30, 2017 registered a deficit of U.S.$1.4 billion (2.4% of nominal GDP), an increase from a deficit for the same period in 2016 of U.S.$845 million (1.5% of nominal GDP).

Total Non-Financial Public Sector expenditures for the nine-month period ended September 30, 2017 were U.S.$9.8 billion, an increase of U.S.$582 million (6.3%) from U.S.$9.2 billion compared to the same period in 2016. Total revenue for the nine-month period ended on September 30, 2017 was U.S.$8.3 billion, equal to the revenues for the same period in 2016.

Non-Financial Public Sector capital expenses totaled U.S.$2,568 million for the first nine months of 2017, a decrease of U.S.$52 million (2.0%) compared to U.S.$2,620 million during the same period in 2016. Non-Financial Public Sector current expenditures during the nine-month period ended September 30, 2017 amounted to U.S.$7,185 million, a U.S.$634 million (9.7%) increase compared to U.S.$6,551 million during the same period of 2016. Tax revenue during the first nine months of 2017 was U.S.$ 5,249 million, an increase of U.S.$104 million (2.5%) from U.S.$5,145 million during the same period of 2016. Non-tax revenue during the first nine months of 2017 was U.S.$1,013 million, registering no change compared to the same period in 2016. Capital revenue during the first nine months of 2017 was U.S.$0.

In December 2017, the board of directors of the Panama Canal approved the transfer of U.S.$1,650 million to the public treasury, an increase of 56% compared to U.S.$1,056 million in contributions for the same period in 2016.

The table below sets forth the budgeted expenditures of the Central Government by function for the indicated budget years:

TABLE NO. 11

Budgeted Expenditures of the Central Government by Function(1)

(for the period ended December 31, in millions of dollars)

Itemization	2014	2015	2016	2017	2018
Legislative	65.6	71.5	92.8	90.6	122.0
Judiciary	105.0	120.3	137.2	160.9	164.2
General Comptroller	86.2	85.0	90.5	88.3	93.2
Presidency	1,184.5	902.1	1,034.5	1,504.0	756.6
Government	347.6	337.3	322.5	294.4	288.5
Foreign Affairs	68.0	80.3	67.3	66.7	67.6
Education	1,649.0	1,876.8	2,075.2	2,150.9	2,317.7
Commerce and Industry	73.6	92.8	100.6	139.1	176.6
Public Works	917.6	960.3	851.9	836.2	1,544.9
Agriculture	138.1	217.3	203.6	205.0	207.4
Health	1,856.1	2,000.2	2,019.3	2,113.8	2,157.4
Labor	44.3	31.0	36.3	40.7	42.3
Housing	137.1	256.3	272.5	381.2	391.8
Economy and Finance	610.4	1,051.0	1,029.8	858.5	774.2
Social Development	249.6	278.7	286.6	291.7	294.4
Security	716.6	654.5	750.9	746.5	738.2
Public Ministry	100.6	121.1	158.6	149.2	167.1
Environment	—	—	58.6	68.9	69.4
Electoral Tribunal	85.3	61.7	63.4	78.1	143.6
Tax Administrative Court	2.8	3.0	3.0	3.0	3.1
Court of Accounts	3.1	3.4	3.6	3.8	3.8
Prosecutor of Accounts	3.0	3.0	3.1	3.1	3.2
Ombudsman	5.8	5.5	5.0	5.0	5.1
Other expenses	15.1	18.6	21.1	21.1	28.5
Total	$8,465.2	$9,231.6	$9,629.3	$10,087.0	$10,563.6

Source: Ministry of Economy and Finance.

(1)	Excluding transfers, subsidies and debt service.

In 2017, Panama’s non-financial public sector balance registered a deficit of approximately U.S.$1,003.8 million (1.7% of nominal GDP), a decrease of 4.6% compared to a deficit of approximately U.S.$1,052.7 million in 2016 (1.9% of nominal GDP), in part due to an 8.7% increase in current expenditures. In 2017, Panama’s non-financial public sector balance registered an adjusted deficit of U.S.$601.7 million (1.0% of nominal GDP), compared to an adjusted deficit of U.S.$827.8 million in 2016 (1.5% of nominal GDP).

In 2017, the Central Government’s overall balance registered a deficit of approximately U.S.$1.8 billion (3.1% of nominal GDP), a decrease of 17.4% compared to a deficit of approximately U.S.$2.2 billion (4.0% of nominal GDP) in 2016, in part due to an 11.5% increase in total expenditures.

Taxation

Preliminary figures indicate that approximately 66.0% of the Central Government’s current revenues in 2017 came from various forms of taxation. Central Government tax revenues in 2017 were U.S.$5.7 billion, an increase of 1.6% from U.S.$5.6 billion of tax revenues in 2016. Approximately 53.6% of 2017 tax revenues were from direct taxes, compared to 52.6% of tax revenues in 2016. Direct tax revenues in 2017 were U.S.$3.0 billion, a 3.6% increase from U.S.$2.9 billion in 2016, primarily due to growth in tax revenue from property tax and increase in Caja de Seguro Social (Social Security Fund or CSS) collections.

Revenues and Expenditures

The Central Government’s total revenues for 2017 were U.S.$8,623 million, an 11.5% increase compared to U.S.$7,731 million 2016. In 2017, capital expenditures were U.S.$3,730 million, a 0.4% decrease compared to U.S.$3,746 million in 2016. In 2017, current savings were U.S.$1,875 million, approximately 3.2% of estimated 2017 GDP and a 24.6% increase compared to U.S.$1,504 million in 2016, due mainly to an increase in tax revenue.

The table below sets forth the revenues and the expenditures of the Central Government for the periods indicated.

TABLE NO. 12

Fiscal Performance - Central Government

	Period Ended December 31, (in millions of dollars)
	2016 (R)	2017 (P)
Total Revenues	7,731	8,623
Adjusted Current Revenue	7,693	8,587
Tax Revenue	5,599	5,687
Non Tax Revenues	2,094	2,900
Capital Income	30	32
Donations	9	4
Total Expenditures	9,934	10,442
Current Expenditures	6,189	6,712
Current Savings	1,504	1,875
Capital Expenditures	3,746	3,730
Deficit	(2,203)	(1,819)
% of GDP	(4.0)%	(3.1)%

(R)	Revised figures.
(P)	Preliminary figures.

Source: Ministry of Economy and Finance.

The non-financial public sector, which includes the Central Government, decentralized agencies (including CSS and principal universities) and non-financial public enterprises, had total revenues of

U.S.$12,432 million during 2017, a 6.7% increase compared to U.S.$11,647 million in 2016. The increase was mainly due to an increase in CSS collections. Current savings for the non-financial public sector amounted to U.S.$2,839 million in 2017, a 0.9% increase compared to U.S.$2,814 million in 2016.

The following table sets forth the revenues, by purpose, and expenditures, by sector, of the consolidated non-public financial sector for the periods indicated.

TABLE NO. 13

Fiscal Performance - Consolidated Non-Financial Public Sector

	Period Ended December 31, (in millions of dollars)
	2016 (R)	2017 (P)
Total Revenues	11,647	12,432
Adjusted Current Revenue	11,144	12,247
Capital Income	51	54
Donations	9	4
Total Expenditures	12,700	13,436
Current Expenditures	8,801	9,566
Current Savings	2,814	2,839
Capital Expenditures	3,899	3,870
Deficit	(1,053)	(1,004)
% of GDP	(1.9)%	(1.7)%

Source: Ministry of Economy and Finance.

(R)	Revised figures.
(P)	Preliminary figures.

The following tables set forth the revenues, by purpose, and expenditures, by sector, of the Central Government and the consolidated non-financial public sector for the years 2013 through 2017. Under the terms of the 1994 amendments to the Constitution, the Panama Canal Authority budget is not included in the budget of the Central Government.

TABLE NO. 14

Central Government Operations

(for the period ended December 31, in millions of dollars)

	2013	2014	2015	2016 (R)	2017 (P)
Total Revenues	$6,924.1	$7,097.9	$7,267.7	$7,731.3	$8,622.7
Current Revenues	6,796.5	7,041.8	7,206.2	7,692.5	8,586.7
Tax Revenues	4,859.3	4,998.6	5,071.6	5,598.8	5,686.8
Direct	2,619.6	2,551.5	2,576.5	2,943.0	3,048.3
Indirect	2,239.7	2,447.1	2,495.1	2,655.8	2,638.5
Non Tax Revenues	1,937.2	2,043.2	2,134.6	2,093.7	2,899.9
Adjustments to Rent	—	—	—	—	—
Capital Gains	114.3	54.0	45.2	29.5	31.9
Donations	13.3	2.1	16.3	9.3	4.1
Total Expenditures	$8,613.9	$9,042.5	$9,277.7	$9,934.2	$10,442.2
Current Expenses	4,798.0	5, 684.1	5,993.3	6,188.5	6,712.1
Wages and Salaries	1,761.2	1,965.7	2,187.0	2,505.2	2,821.5
Goods and Services	513.9	700.5	542.7	606.6	650.6
Transfers	1,528.5	1,988.4	2,108.1	1,949.1	1,965.7
Interest	822.1	837.6	933.3	997.3	1,071.2
Others	172.3	191.9	222.2	130.2	203.1
Current Savings	$1,998.5	$1,357.7	$1,212.9	$1,504.1	$1,874.6
% of GDP	4.5%	2.8%	2.3%	2.7%	3.2%
Total Savings	2,126.1	1,413.8	1,274.4	1,542.9	1,910.6
% of GDP	4.7%	2.9%	2.4%	2.7%	3.3%
Capital Expenditures	$3,815.9	$3,358.4	$3,284.4	$3,745.8	$3,730.0
Primary Balance	$(867.7)	$(1,107.0)	$(1,076.7)	$(1,205.6)	$(748.2)
% of GDP	(2.0)%	(2.3)%	(2.1)%	(2.2)%	(1.3)%
Surplus or Deficit	(1,689.8)	(1,944.6)	(2,010.0)	(2,202.9)	(1,819.4)
% of GDP	(4.0)%	(4.0)%	(3.9)%	(4.0)%	(3.1)%

(R)	Revised figures.
(P)	Preliminary figures.

Note: Totals may differ due to rounding.

Source: Ministry of Economy and Finance.

TABLE NO. 15

Consolidated Non-Financial Public Sector Operations

(for the period ended December 31, in millions of dollars)(1)

	2013	2014	2015	2016 (R)	2017 (P)
Revenues:
General Government
Central Government	$6,673.8	$6,920.5	$7,067.0	7,568.5	$8,449.8
CSS	2,676.7	2,793.8	3,048.5	3,379.9	3,560.2
Consolidated agencies	187.1	188.6	200.4	195.6	236.7
Total	9,537.6	9,903.0	10,315.9	11,144.0	12,246.7
Public Enterprises Operations Surplus	124.6	118.6	123.0	67.7	81.6
Nonconsolidated Agencies Surplus and Others	91.6	123.3	197.9	403.2	76.4
Capital Revenues	182.5	77.7	47.8	51.3	54.4
Donations	13.3	2.1	16.3	9.3	4.1
Total	$9,949.7	$10,224.7	$10,700.9	$11,647.3	$12,431.8
Expenditures:
General Government
Central Government	3,535.9	4,353.4	4,378.1	4,569.7	4,980.0
CSS	2,401.4	2,545.9	2,727.8	2,973.9	3,245.9
Consolidated agencies	200.4	215.3	238.8	253.3	261.1
Total	$6,137.7	$7,114.6	$7,344.7	$7,797.0	$8,486.9
Capital Expenditures	4,014.1	3,830.4	3,623.9	3,898.7	3,870.2
Total	$10,151.8	$10,945.0	$10,968.6	$11,695.7	$12,357.1
Balance(2)	(202.1	(720.3)	(267.7)	(48.4)	74.8
Debt Interest Paid	823.9	842.7	940.4	1,004.3	1,078.6
Total Consolidated Non-Financial Public Sector Expenditures	$10,975.7	$11,787.7	$11,909.0	$12,700.1	$13,435.6
Overall Surplus (Deficit)	$(1,026.0)	$(1,563.1)	$(1,208.1)	$(1,052.7)	$(1,003.8)
Percentage of GDP (nominal)	(2.4)%	(3.2)%	(2.3)%	(1.9)%	(1.7)%

(R)	Revised figures.
(P)	Preliminary figures.
(1)	Non-Financial Public Sector excludes the PCA, Banco Nacional de Panama and the Social Security Fund.
(2)	Excluding interest payments.

Note: Totals may differ due to rounding.

Sources: Office of the Comptroller General, Ministry of Economy and Finance and other public institutions.

International Reserves

Because Panama uses the U.S. dollar as legal tender and prints no domestic paper currency, Panama does not have foreign currency reserves in the conventional sense. In Panama, in contrast to many other countries, foreign currency reserves are not necessary for providing the private sector economy with foreign currency to pay for imports or for managing exchange rates for a domestic currency. Panama’s foreign currency reserves are considered to consist of BNP’s U.S. dollar-denominated foreign assets; Panama also maintains deposits denominated in euros and Japanese yen. As of December 31, 2017, BNP’s foreign assets were U.S.$2,338.8, a decrease of 33.9% compared to U.S .$3.5 billion as of December 31, 2016

The following table sets forth certain information regarding Panama’s international reserves at the dates indicated:

TABLE NO. 16

International Reserves

	December 31,
	2013	2014	2015	2016	2017
Foreign Exchange(1)	$2,393.5	$3,491.3	$3,028.2	$3,480.7	$2,261.3
Reserve Position in IMF	18.3	17.2	16.4	59.1	77.5
Total(2)	$2,411.8	$3,508.5	$3,044.6	$3,539.8	$2,338.8

(1)	Foreign assets of BNP in millions of dollars.
(2)	In millions of dollars.

Source: IMF and BNP.

Financial System

The Banking Sector

As of October 31, 2017, two official banks, 47 private sector general license banks, 26 international license banks and 13 representative offices constituted the banking sector. Of the 47 private sector general license banks, 17 were incorporated in Panama and the rest abroad.

As of September 30, 2017, measured by assets, the largest bank based in Panama was Banco General, S.A., with U.S.$15.7 billion in assets. Banco Nacional de Panamá (BNP) with U.S.$10.0 billion in assets as of September 30, 2017 was the second largest bank based in Panama. Two of the other largest banks, based on assets, are Banistmo, S.A. and BAC International Bank Inc. The largest international license banks, based on assets, are Bancolombia (Panama), S.A., Banco de Crédito del Perú and Banco de Bogotá S.A.

As of September 30, 2017, total assets of the banking sector amounted to $119.6 billion.

The following table sets forth information regarding the largest banks in Panama based on their assets as of September 30, 2017 in each of three categories:

TABLE NO. 17

Largest Banking Institutions

(assets in millions of dollars)

	Total Assets
Official Banks
Banco Nacional de Panamá(1)	US$	10,031
Caja de Ahorros	US$	3,632
General License Banks(2)
Banco General, S.A.	US$	15,719
Banistmo, S.A.	US$	9,968
BAC International Bank Inc.	US$	7,963
International License Banks
Bancolombia (Panama), S.A.	US$	4,951
Banco de Crédito del Perú	US$	3,019
Banco de Bogotá, S.A.	US$	2,606
Popular Bank Ltd. Inc.	US$	1,178

(1)	Also considered a general license bank.
(2)	Other than BNP and Caja de Ahorros.

Source: Superintendency of Banks.

Public Sector Banking Institutions

Banco Nacional de Panamá

Total assets of BNP, as of December 31, 2017, were U.S.$9.7 billion, bank deposits were U.S.$2.5 billion, and net loans were U.S.$3.6 billion, of which U.S.$219.7 million were made to the public sector and U.S.$3.4 billion were made to the private sector.

As of December 31, 2017, BNP’s capital and reserves represented 34.9% of its bank deposits and 8.9% of its total assets. BNP generated gross income of U.S.$334.01 million in 2017, U.S.$305.1 million in 2016, U.S.$267.8 million in 2015, U.S.$266.4 million in 2014 and U.S.$260.2 million in 2013. BNP’s net income was U.S.$160.4 million in 2017. U.S.$124.8 million in 2016, U.S.$103.1 million in 2015, U.S.$101.8 million in 2014 and U.S.$120.2 million in 2013.

As of December 31, 2017, BNP’s foreign assets were U.S.$2.3 billion, a decrease of 35% compared to U.S.$3.5 billion as of December 31, 2016.

The following table sets forth BNP’s balance sheet at December 31 for the years 2013 through 2017:

TABLE NO. 19

Banco Nacional de Panamá

Balance Sheet

(in millions of dollars)

	2013	2014	2015	2016	2017
Assets:
Cash and checks	$326.1	$348.5	$195.4	$265.7	$311.0
Bank deposits	2,706.4	3,791.3	3,300.2	3,643.9	2,486.3
Total	3,032	4,139.8	3,495.6	3,909.6	2,797.3
Loans:
Domestic loans:
Public sector	497.2	435.6	612.0	406.1	219.7
Private sector	2,766.9	2,706.0	2,832.4	3,171.1	3,421.1
Less provisions	(52.6)	(40.4)	(36.6)	(48.0)	(60.8)
Total (net)	3,211.5	3,101.3	3,407.8	3,529.2	3,580.0
Investments:	2,033.2	1,872.1	2,728.2	2,749.9	3,140.9
Net Fixed Assets	104.7	80.5	74.3	73.6	74.1
Other Assets	253.3	82.5	82.9	89.5	90.5
Total	8,635.2	9,319.2	9,832.8	10,408.9	9,740.5
Liabilities:
Deposits	7,764.4	8,393.6	8,934.4	9,411.6	8,604.5
Other Liabilities	277.9	269.0	206.4	240.2	268.6
Total	8,042.3	8,662.6	9,140.8	9,651.8	8,873.1
Capital and Reserves	592.8	656.6	692.0	757.1	867.4
Total Liabilities and Capital	$8,635.2	$9,319.2	$9,832.8	$10,408.9	$9,740.5

Source: Banco Nacional de Panama

Other Financial System Components

Stock Exchange

In 1990, a private stock exchange, La Bolsa, was created. While it has had considerable growth, with aggregate trades increasing from U.S.$30.6 million in 1991 to U.S.$5.3 billion in 2017, La Bolsa remains a small portion of the financial services sector. Equity trades represented 7.2% of a total trading volume of U.S.$5,323 million during 2017.

Interest Rates.

In 2017, the average interest rate paid by Panamanian banks for one-year deposits was 2.96%, while the interest rate for personal credit transactions with a maturity of one to five years averaged 10.67%. In general terms, the differential between borrowing and lending interest rates for Panamanian banks was 7.71% in 2017.

Financial Services

As of December 31, 2017, there were approximately 175 companies participating in the financial services industry. In 2017, total assets equaled approximately U.S.$118.9 billion.

Foreign Trade and Balance of Payments

Composition of Foreign Trade

In 2017, Panama’s exports of goods (FOB), excluding the CFZ, recorded a preliminary total of U.S.$660.0 million, an increase of 3.8% compared to U.S.$636.1 million in 2016, in part due to higher exports of agricultural produce, specifically bananas, coffee and fishmeal. In 2017, Panama’s imports of goods (CIF), excluding the CFZ, recorded a total of U.S.$12,724.3 million, an increase of 8.1% compared to U.S.$11,697.0 million in 2016, in part due to higher imports of intermediate goods, specifically in construction materials, and in capital goods.

In 2017, banana and pineapple exports recorded a preliminary total of U.S.$113.6 million, a 10.3% increase from U.S.$103.0 million in 2016, primarily due to higher exports of banana. In 2016, banana and pineapple exports recorded a total of U.S.$103.0 million, a 12.5% decrease from U.S.$117.8 million in 2015, primarily due to lower exports of pineapple. In 2015, banana and pineapple exports totaled U.S.$117.8 million, a 5.6% decrease from U.S.$124.8 million in 2014, primarily due to lower exports of pineapple. In 2013 and 2012, banana and pineapple exports represented 16.0% and 15.0% , respectively, of non-CFZ merchandise exports.

In 2017, shrimp exports recorded a preliminary total of U.S.$62.5 million, a 4.1% decrease from U.S.$65.3 million in 2016, primarily due to lower sales in the United States. In 2016, shrimp exports recorded a total of U.S.$65.3 million, a 4.3% decrease from U.S.$66.7 million in 2015, primarily due to lower sales in the United States. In 2015, shrimp exports totaled U.S.$66.7 million, a 15.8% decrease from U.S.$79.2 million in 2014, primarily due to lower sales in the United States. In 2013 and 2012, shrimp exports represented 8.8% and 4.9%, respectively, of non-CFZ merchandise exports.

In 2017, exports of frozen yellow fin tuna and fresh and frozen fish filets recorded a preliminary total of U.S.$70.1 million, a 1.2% increase from U.S.$69.2 million in 2016 due to an increase in the catch of fish and other marine species. In 2016, exports of frozen yellow fin tuna and fresh and frozen fish filets recorded a total of U.S.$69.2 million, a 19.1% decrease from U.S.$85.6 million in 2015 due to a decrease in the catch of fish and other marine species. In 2015, exports of frozen yellow fin tuna and fresh and frozen fish filets totaled U.S.$85.6 million, a 1.3% increase from U.S.$83.8 million in 2014 due to an increase in the catch of fish and other marine species. In 2013 and 2012, frozen yellow fin tuna and fresh and frozen fish filets represented 4.3% and 4.1%, respectively, of non-CFZ merchandise exports.

In 2017, fishmeal exports recorded a preliminary total of U.S.$39.1 million, a 12.4% increase from U.S.$34.8 million in 2016, primarily due to growth in export volumes from increased demand. In 2016, fishmeal exports recorded a total of U.S.$34.8 million, a 10.3% increase from U.S.$31.6 million in 2015, primarily due to growth in export volumes from increased demand. In 2015, fishmeal exports totaled U.S.$31.6 million, a 39.7% decrease from U.S.$52.2 million in 2014, primarily due to adverse weather conditions in the dry season and effects from the El Niño weather pattern. In 2013 and 2012, fishmeal exports represented 4.1% and 2.4%, respectively, of non-CFZ merchandise exports.

In 2017, petroleum derivatives exports recorded a preliminary total of U.S.$0.59 million, a decrease of 5.3% compared to U.S.$0.6 million in 2016 due to a decrease in the prices of petroleum products. In 2016, petroleum derivatives exports recorded a total of U.S.$0.6 million, a decrease of 12.0% compared to U.S.$0.7 million in 2015 due to a decrease in the prices of petroleum products. In 2015, petroleum derivatives exports were U.S.$0.7 million, a decrease of 46.4% compared to U.S.$1.3 million in 2014 due to a decrease in the prices of petroleum products. In 2013 and 2012, exports of petroleum derivatives represented 0.4% and 0.1%, respectively, of non-CFZ merchandise exports.

The following tables set forth the composition and geographical distribution of Panama’s imports and exports for the years indicated:

TABLE NO. 20

Composition of Merchandise Exports, F.O.B.(1)

(in millions of dollars)

	2013(R)	2014(R)	2015(R)	2016(R)	2017(P)
Petroleum(2)	$3.6	$1.3	$0.7	$0.6	$0.6
Non-petroleum Merchandise Exports:
Bananas	90.6	92.9	96.0	88.8	100.7
Muskmelon	4.0	3.4	4.6	3.6	2.0
Watermelon	16.5	17.1	14.1	15.7	6.6
Sugar	24.2	27.0	19.6	30.3	22.8
Shrimp	74.7	79.2	66.7	65.3	62.5
Coffee	7.2	8.8	2.4	3.6	7.6
Fishmeal(3)	34.8	52.2	31.6	34.8	39.1
Fresh and frozen fish filet	66.5	83.8	85.6	69.2	70.1
Other seafood (4)	1.2	3.2	2.6	3.7	1.4
Gold	66.5	1.1	—	—	—
Pineapples	44.2	31.9	21.8	14.2	13.0
Clothing	7.1	5.3	4.8	4.9	5.7
Meat from cattle	25.3	25.4	20.9	15.8	19.1
Standing cattle	1.9	0.5	1.8	0.5	0.4
Leather and similar products	21.6	22.3	16.9	9.3	5.9
Other	353.7	361.8	305.0	275.8	302.6
Total	843.7	817.2	695.1	636.1	660.0
Re-exports other than CFZ (5)	189.2	208.5	219.3	141.3	129.2
Total	$1,033.1	$1,025.7	$914.4	$777.4	$789.2

Note: Totals may differ due to rounding.

(R)	Revised figures.

(P)	Preliminary figures.
(1)	Excluding the CFZ.
(2)	Excluding sales to ships and aircraft.
(3)	Including fish oil.
(4)	Until 2015, other seafood were included in the “other” category. As of 2016, other seafood is presented in the “other seafood” category.
(5)	The value for re-exports other than CFZ for the year 2017 is as of September 30.

Source: Office of the Comptroller General and Ministry of Economy and Finance.

TABLE NO. 21(1)

Composition of Merchandise Imports, C.I.F.

(in millions of dollars)

	2013(R)	2014(R)	2015(R)	2016(R)	2017(P)
Consumer Goods	$6,017.1	$6,309.0	$5,256.1	$5,312.7	$5,882.5
Non-durable	1,669.1	1,787.0	1,622.9	1,710.6	1,822.4
Semi-durable	1,199.1	1,311.3	1,520.8	1,513.0	1,588.0
Domestic utensils	513.3	452.9	489.0	537.6	519.1
Fuels and lubricants	2,635.5	2,757.8	1,623.4	1,551.4	1,953.1
Intermediate Goods	3,216.5	3,533.9	3,311.7	2,964.3	3,210.7
Agricultural raw materials	226.6	214.5	180.2	216.1	272.4
Industrial raw materials	1,671.2	1,685.4	1,856.6	1,774.7	1,758.1
Construction materials	1,194.4	1,495.1	1,137.5	845.0	1,046.7
Other intermediate goods	124.3	138.9	137.4	128.4	133.6
Capital Goods	3,797.1	3,864.3	3,561.4	3,420.0	3,631.1
Agricultural	57.5	57.5	51.0	71.0	65.9
Industrial, construction and electricity	1,263.9	1,460.0	1,207.3	1,135.0	1,304.1
Transportation equipment and telecommunication	1,046.2	1,316.0	1,278.8	1,264.5	1,008.2
Other capital goods	1,070.6	1,030.7	1,024.3	949.4	1,253.0
Total	$13,030.8	$13,707.2	$12,129.2	$11,697.0	$12,724.4

Note: Totals may differ due to rounding.

(R)	Revised figures.
(P)	Preliminary figures.
(1)	Excluding the CFZ.

Source: Office of the Comptroller General.

Foreign Direct Investment

The following table sets forth the foreign direct investment in Panama by investor residence for the years 2012 through 2016.

TABLE NO. 23

Foreign Direct Investment in Panama by Investor Residence

Investor Residence Country	Foreign Direct Investment
	(in thousands of U.S.$)
	2012 (R)	2013 (R)	2014 (R)	2015 (P)	2016 (P)
TOTAL	3,210,533	3,567,175	4,458,896	4,494,167	5,225,505
EUROPE	(345,370)	(680,087)	625,136	1,062,996	746,820
European Union	(508,682)	(1,122,155)	357,292	881,617	573,436
Germany	112,804	5,832	45,378	40,846	62,439
Belgium	(130,017)	(154,536)	(85,863)	(8,420)	5,179
Denmark	(38,786)	18,691	11,830	25,523	4,003
Spain	67,956	(252,067)	248,409	158,668	82,757
France	12,225	(26,221)	36,311	26,804	24,930
Italy	20,773	22,566	33,843	40,859	56,374
Netherlands	244,258	60,958	108,619	343,598	200,644
United Kingdom	(708,905)	(840,235)	68,844	234,757	129,903
Sweden	21,676	13,167	(31,278)	10,095	4,901
Other Countries (1): Greece, Hungary, Austria, Poland, Portugal, and Finland	(110,666)	29,690	(78,800)	8,887	2,306
Other European Countries	163,312	442,068	267,843	181,379	173,384
Andorra	4,567	2,634	3,930	3,394	5,087
Norway	3,240	(404)	(1,357)	38	429
Switzerland	152,073	413,816	243,823	173,098	153,806
Other countries (1): Liechtenstein, Russia and Turkey	3,432	26,023	21,447	4,850	14,062
AFRICA	612,130	(340,776)	0	0	0
South Africa	612,130	(340,776)	0	0	0
AMERICA	2,347,723	3,998,628	4,613,932	3,142,870	4,012,806
North America	1,074,991	1,497,003	2,202,946	1,379,974	2,082,250
Canada	1,097,219	150,229	29,209	44,795	268,110
United States	28,472	750,227	2,153,566	1,204,178	1,739,575

Mexico	(50,700)	596,548	20,171	131,001	74,565
Central America and the Caribbean	363,367	449,630	410,546	528,102	458,266
Aruba	3,589	(1,685)	7,871	(3,400)	(2,116)
Bahamas	34,082	47,712	39,543	62,608	24,028
Barbados	132	3,154	1,436	-399	(1,299)
Costa Rica	51,690	175,231	58,210	124,366	113,907
Cuba	688	322	460	(1,536)	472
El Salvador	43,088	42,321	7,653	22,392	34,949
Guatemala	26,040	19,911	21,157	38,981	60,132
Honduras	42,151	9,187	13,101	13,843	13,333
Jamaica	13,888	321	44,188	88,775	104,167
Nicaragua	21,388	32,337	26,814	14,596	25,877
Puerto Rico	7,474	119,123	2,881	54	15,157
Dominican Republic	30,990	21,278	32,536	33,524	45,839
Other countries (1): Belize, Cayman Islands, Haiti, Leeward Islands (UK), San Martin Island, Virgin Islands (USA), Trinidad and Tobago	88,167	80,199	154,696	134,299	23,820
South America	909,365	1,961,149	2,000,441	1,234,794	1,472,290
Argentina	6,010	15,586	(2,241)	3,095	12,454
Bolivia	30	74	(20)	9	91
Brazil	122,440	13,500	37,362	155,449	59,068
Chile	9,418	31,284	1,261	1,293	12,561
Colombia	533,340	1,714,862	1,162,046	772,181	977,575
Ecuador	12,294	11,967	638,408	201,835	232,852
Peru	25,062	55,950	37,238	27,459	21,871
Venezuela	200,771	117,927	126,387	73,473	155,818
ASIA	588,482	591,679	(973,520)	545,148	429,480
Middle and Near East	6,475	1,889	(22,195)	(1,460)	517
Israel	4,921	2,752	(22,670)	491	521
Lebanon (2)	1,554	(863)	475	(1,951)	(4)
Central Asia, southern and other Persian Gulf countries	67,362	(8,859)	41,646	88,157	39,703
India	1,677	(157)	(1,308)	(635)	1,311
Singapore	63,651	(9,970)	37,701	80,568	34,105
Other countries (1): Philippines, Pakistan, Saudi Arabia and Lebanon	2,034	1,268	5,254	8,223	4,286
East Asia	514,645	83,491	(992,971)	458,451	389,260
China, Hong Kong	2,150	135	1,780	(1,783)	3,490
China, Democratic People’s Republic of Korea (North Korea)	76,798	15,836	40,625	33,004	122,352
Republic of Korea (South of Korea)	422,510	337,222	(509,859)	313,940	29,575
Japan	998	(66,052)	(38,363)	(1,223)	5,578
Republic of China (Taiwan)	12,189	311,510	(487,153)	114,514	228,264
OTHER COUNTRIES: (1) Angola, Uruguay, Australia and South Africa(3)	7,568	(2,269)	193,348	(256,848)	36,399

Note: Totals may differ due to rounding.

(1)	Due to statistical confidentiality, countries with up to two companies of direct investment have been included in this line.

(2)	In 2013, Lebanon was included within other countries in the Central Asia, southern and other Persian Gulf countries, because it did not have the required amount of companies to preserve data confidentiality.
(3)	In 2014, South Africa was included within other countries in East Asia.
(R)	Revised data.
(P)	Preliminary data.

Source: Office of the Comptroller General.

Balance of Payments

For the nine months ended September 30, 2017, Panama registered an estimated overall surplus of U.S.$1,163.9 million, compared to an overall deficit for the for the same period of 2016 of U.S.$1,050.8 million. Based on preliminary data, in 2016, Panama registered an overall surplus of U.S.$1,327.2 million, compared to an overall deficit in 2015 of U.S.$984.4 million, primarily due to increased foreign investment and a lower value of imports. In 2014, Panama registered an overall surplus of U.S.$397.0 million, compared to overall deficits of U.S.$109.9 million and U.S.$958.2 million in 2013 and 2012, respectively.

For the nine months ended September 31, 2017, the current account balance recorded a deficit of U.S.$3,369.9 million, an increase of 44.6% compared to a current account deficit of U.S.$2,330.5 million for the same period of 2016. This was primarily due to a 6.1% increase in the value of imports to U.S.$16,128.2 million for the nine months ended September 30, 2017, compared to U.S.$15,201.1 million during the same period of 2016. For 2016, the current account balance recorded a deficit of U.S.$3,160.1 million, a decrease of 26.1% compared to a current account deficit of U.S.$4,273.9 million in 2015, primarily due to an 8.8% decrease in the value of imports to U.S.$20,512.9 million in 2016, compared to U.S.$22,486.5 million in 2015. The sharpest declines in imports were observed in intermediate goods, specifically in construction materials, which dropped 25.7% compared to 2015, and in capital goods, specifically construction and transportation capital goods, whose value dropped by 7.3% and 6.0%, respectively, compared to 2015. For 2014, the current account balance was a U.S.$6,679.3 million deficit. For 2013, the current account balance was a U.S.$4,151.0 million deficit. For 2012, the current account balance was a U.S.$4,176.8 million deficit.

For the nine months ended September 30, 2017, the capital and financial account balance recorded a surplus of U.S.$3,175.3 million, a decrease of 39.3% compared to a capital and financial account surplus of U.S.$5,228.4 million for the nine months ended September 30, 2016. For 2016, the capital and financial account balance recorded a surplus of U.S.$6,687.0 million, an increase of 129.1% compared to a capital and financial account surplus of U.S.$2,919.0 million in 2015, primarily due to increased foreign investment. In 2016, foreign direct investment recorded net inflows of U.S.$5,041.0 million, an increase of 27.1% compared to net inflows of U.S.$3,966.3 million in 2015, in part due to the issuance of 25 new licenses for multinational businesses to establish headquarters in Panama. In 2016, foreign portfolio investment recorded net inflows of U.S.$928.6 million, compared to net outflows of U.S.$693.0 million in 2015. In 2016, other capital recorded new inflows of U.S.$693.4 million, compared to net outflows of U.S.$381.2 million in 2015. For 2014, the capital and financial account balance was a U.S.$5,416.7 million surplus. For 2013, the capital and financial account balance was a U.S.$4,802.6 million surplus. For 2012, the capital and financial account balance was a U.S.$2,579.0 million surplus.

In reviewing Panamanian balance of payments statistics for merchandise imports and exports, it is important to consider the effect of the Colon Free Trade Zone (CFZ) and the significant amount of merchandise passing through it. For the nine months ended September 30, 2017, Panama had U.S.$8,439.3 million in non-CFZ merchandise imports, an increase of 7.6% from U.S.$7,841.0 million during the same period of 2016. Imports to the CFZ for the nine months ended September 30, 2017 were

U.S.$6,907.7 million, a 1.3% decrease from U.S.$7,000.2 million for the same period in 2016. During the first nine months ended September 30, 2017, non-CFZ merchandise exports totaled an estimated U.S.$506.2 million, a 2.8% increase compared to U.S.$492.6 million for the same period in 2016. CFZ re-exports for the nine months ended 2017 were estimated to be U.S.$7,674.1 million, a 1.2% decrease from U.S.$7,763.5 million for the same period in 2016. In 2016, Panama had U.S.$10,719.2 million in non-CFZ merchandise imports, a decrease of 3.3% from U.S.$11,076.8 million in 2015, while imports to the CFZ for 2016 were U.S.$9,238.1 million, a 11.0% decrease from U.S.$10,374.5 million in 2015. Meanwhile, Panama had an estimated U.S.$636.1 million in non-CFZ merchandise exports in 2016, an 8.5% decrease compared to U.S.$695.2 million in 2015, while CFZ re-exports for 2016 were estimated to be U.S.$10,417.6 million, an 8.2% decrease from U.S.$11,347.8 million in 2015.

Excluding the CFZ, Panama has historically registered large merchandise trade deficits. The deficit, excluding the CFZ, was U.S.$7.8 billion (26.1% of GDP in chained volume measure) for the nine month period ended 2017, an increase from U.S.$7.4 billion (26.3% of GDP in chained volume measure) during the same period of 2016. The deficit, excluding the CFZ, was U.S.$10.1 billion (26.7% of GDP in chained volume measure) in 2016, a decrease from U.S.$10.9 billion (30.1% of GDP in chained volume measure) in 2015. However, these deficits have been significantly offset by the economic value added by the CFZ. For the nine month period ended September 30, 2017, the merchandise trade deficit including the CFZ was U.S.$6.9 billion (23.1% of GDP in chained volume measure), an increase from U.S.$6.5 billion (23.0% of GDP in chained measure) for the same period in 2016. In 2016, the merchandise trade deficit including the CFZ was U.S.$8.8 billion (23.1% of GDP in chained volume measure), a decrease from U.S.$9.7 billion (26.8% of GDP in chained measure) in 2015. Other segments within the service sector of the Panamanian economy, including ports and the Panama Canal, also help to offset the merchandise trade deficit. For the nine month period ended September 30, 2017, the service sector had a net balance of payments surplus of U.S.$6.9 billion, a decrease of 10.2% from U.S.$7.7 billion compared to the same period in 2016.In 2016, the service sector had a net balance of payments surplus of U.S.$10.2 billion, an increase of 6.4% from U.S.$9.6 billion in 2015. In 2014 and 2013, the service sector had net balance of payments surpluses of U.S.$8.1 billion and U.S.$7.8 billion, respectively. For 2012, the service sector had net balance of payments surplus of U.S.$ 7.9 billion.

The following table sets forth Panama’s balance of payments for the years 2012 through 2016:

TABLE NO. 25

Balance of Payments(1)

(in millions of dollars)

	2012(R)	2013(R)	2014(R)	2015(P)	2016(P)
Current Account:
Goods Trade(2)
Exports	18,270.5	17,058.9	14,971.5	12,765.4	11,704.6
Imports	(28,139.8)	(26,504.7)	(25,794.5)	(22,486.5)	(20,512.9)
Balance	(9,869.3)	(9,445.8)	(10,823.0)	(9,721.1)	(8,808.3)
Services	7,872.0	7,633.5	7,847.4	9,578.4	10,189.8
Rent(3)	(2,267.5)	(2,397.0)	(3,825.9)	(4,025.2)	(4,384.6)
Unilateral Transfers(4)	88.0	58.3	122.2	(106.0)	(157.0)
Balance	(4,176.8)	(4,151.0)	(6,679.3)	(4,273.9)	(3,160.1)
Capital and Financial Account:
Capital Account	16.5	26.4	24.2	26.9	24.0
Financial Account	2,562.5	4,776.2	5,392.5	2,892.1	6,663.0
Direct Investment	3,484.9	3,236.3	4,129.6	3,966.3	5,041.0
Portfolio Investment	(581.2)	(143.8)	183.3	(693.0)	928.6
Other Capital	(341.2)	1,683.7	1,079.6	(381.2)	693.4
Assets	(3,582.3)	(1,931.6)	(5,128.4)	(5,678.8)	257.6
Liabilities	3,241.1	3,615.3	6,208.0	5,297.6	435.8
Balance	2,579.0	4,802.6	5,416.7	2,919.0	6,687.0
Errors and Omissions (net)	639.6	(761.5)	1,659.6	370.5	(2,199.7)
Overall Surplus (Deficit)	(958.2)	(109.9)	397.0	(984.4)	1,327.2
Financing	958.2	109.9	(397.0)	984.4	(1,327.2)
Total Reserves	(36.3)	(400.9)	(1,221.7)	77.6	(608.9)
Use of IMF credit and IMF loans	0	0	0	0	0
Exceptional Financing	994.5	510.8	824.7	906.8	(718.3)

(P)    Preliminary figures.

(R)	Revised figures.

(1)	Figures for years 2013 to 2016 have been calculated pursuant to the Sixth Edition of the IMF Balance of Payments and International Investment Position Manual. Figures for 2012 have been calculated pursuant to the Fifth Edition of the IMF Balance of Payments Manual.
(2)	Includes CFZ figures.
(3)	Includes wages and investment profits.
(4)	Unilateral transfers consist of transactions without a quid pro quo, many of which are gifts and migrant transfers.

Source: Instituto Nacional de Estadísticas y Censo de Panamá

Public Sector Debt

Internal Debt

On February 7, 2017, the Cabinet authorized MEF to enter into a short term line of credit of U.S.$500.0 million with Banco Nacional de Panama for the financing of certain needs during the 2017 fiscal year. The short term line of credit was fully repaid on December 29, 2017.

As of December 31, 2017, public sector internal debt outstanding totaled approximately U.S.$4,983.5 million, an increase of 6.0% compared to U.S.$4,699.8 million as of December 31, 2016. As of December 31, 2017, Panama’s public sector internal debt as a percentage of GDP was 8.1% (based on a projected nominal GDP of U.S.$61.8 billion for 2017), compared to 8.1% as of December 31, 2016 (based on estimated nominal GDP of U.S.$57.8 billion for 2016). As of December 31, 2017, Panama’s public sector internal debt represented approximately 21.3% of total public sector debt, compared to 21.8% as of December 31, 2016.

As of December 31, 2017, public sector entities, official banking institutions and BNP in particular held U.S.$113.1 million or 2.3% of Panama’s internal debt. The remaining U.S.$4,870.5 million or 97.7% of Panama’s internal debt was outstanding in the market and held by private creditors.

During 2017, Panama conducted four auctions of Treasury Bonds due 2024 and sold U.S.$352.0 million of such securities, bringing the total outstanding amount to U.S.$1,150.5 million as of December 31, 2017. As of December 31, 2017, Panama issued U.S.$118.5 million of 3.0% Treasury Notes due 2023. As of December 31, 2017, Panama had conducted eleven auctions of Treasury Bills and issued U.S.$288.0 million of such securities, bringing the total outstanding amount to U.S.$288.0 million as of December 31, 2017. In June 2017, as part of an initiative to increase participation in domestic debt securities auctions and the secondary market, the Ministry of Economy and Finance added Global Valores S.A. to the Market Makers Program.

The following table sets forth Panama’s outstanding public sector internal debt at year-end for the years 2013 through 2017:

TABLE NO. 26

Public Sector Internal Debt

(in millions of U.S. dollars)

	December 31,
	2013	2014	2015	2016	2017
Private Sector Sources:
Treasury bills (maturity up to 12 months)	$449.5	$307.0	$604.0	$252.0	$288.0
Treasury notes (maturity from 3 years to 7 years)	$1,022.8	$1,688.0	$1,949.1	$1,942.5	$2,061.0
Domestic bonds (maturity greater than 7 years)	$1,464.0	$1,464.0	$1,464.0	$2,162.5	$2,514.5
Long-term private financing	16.1	11.8	7.4	3.1	0.9
Suppliers	0.0	0.0	0.0	8.0	6.0
Total	$2,952.4	$3,470.8	$4,024.5	$4,368.1	$4,870.4
Public Sector Sources:
Official banking institutions	$500.1	$408.0	$548.8	$331.6	$113.1
Total	$500.1	$408.0	$548.8	$331.6	$113.1
Total Public Sector Internal Debt	$3,452.5	$3,878.8	$4,573.3	$4,699.7	$4,983.5

Source: Ministry of Economy and Finance.

External Debt

As of December 31, 2017, total public sector external debt (i.e., external debt of the Central Government) was approximately U.S.$18.4 billion, an increase of U.S.$1.5 billion from December 31, 2016, due primarily to the issuance of U.S.$1.2 billion aggregate principal amount of 4.50% Global Bonds due 2047 and the disbursements of loans from multilateral agencies. As of December 31, 2017, Panama’s public sector external debt as a percentage of GDP was 29.8% (based on a projected GDP of U.S.$61.8 billion for 2017), which represented an increase of 0.5% compared to a ratio of 29.3% as of December 31, 2016 (based on an estimated nominal GDP of U.S.$57.8 billion for 2016). As of December 31, 2017, U.S.$13.9 billion of total public sector external debt had a fixed interest rate, while U.S.$4.0 billion had a floating interest rate.

As of December 31, 2017, approximately 95.6% of total public sector external debt was owed to commercial lenders and bondholders, with 3.3% owed to multilateral institutions and 1.1% owed to bilateral lenders.

The following tables set forth the composition of public sector external debt outstanding at year-end for the years 2013 through 2017 and the scheduled amortizations for public sector external debt for each of the years indicated:

TABLE NO. 27

Public Sector External Debt(1)

(in millions of U.S. dollars)

	December 31,
	2013	2014	2015	2016	2017
Commercial banks	$693.3	$1,021.4	$889.5	$744.1	$613.2
Bonds	8,307.1	9,509.1	10,377.4	11,387.4	12,478.2
Multilateral agencies	2,937.4	3,575.6	4,158.2	4,564.3	5,103.7
Bilateral entities	293.3	246.2	223.1	206.2	194.9

Total	$12,231.1	$14,352.2	$15,648.3	$16,901.9	$18,390.0

(1)	Debt stated at its outstanding principal amount and not at trading value in the secondary market. All external debt of the Republic is funded debt. Currencies other than U.S. dollars are translated into U.S. dollars at the exchange rate as of December 31, 2017.

Source: Ministry of Economy and Finance.

TABLE NO. 28

Public Sector External Debt Amortization

(in millions of U.S. dollars)(1)(2)

	2018	2019	2020	2021	2022-2053
Multilaterals
World Bank	79.7	84.7	87.5	88.1	851.9
IDB	186.7	187.5	198.3	215.6	2,085.25
CAF	75.6	78.0	88.2	92.8	897.8
EIB	4.7	4.7	4.9	5.0	48.5
OFID	4.7	4.8	4.9	5.1	48.9
Total	$351.32	$355.47	367.18	377.67	3,652.09
Bilaterals	14.7	14.7	14.7	14.7	136.1
Bonds	0	0	1185.2	368.6	10,924.3
Commercial Debt	97.4	97.4	97.4	97.4	223.7
Total	$166.3	$162.5	$120.1	$107.1	$10,934.10

(1)	Projections based on outstanding balance as of December 31, 2016.
(2)	Figures include external debt guaranteed by the Republic.

Source: Ministry of Economy and Finance.

International Financial Institutions.

On August 22, 2017, the Government and the International Bank for Reconstruction and Development (IBRD) signed an agreement for a U.S.$65 million loan to finance the Burunga Wastewater Management Project.

On November 13, 2017, Panama approved total contributions of U.S.$8.0 million to the Inter-American Development Bank’s (IDB) Multilateral Investment Fund.

On November 15, 2017, the Government and the European Investment Bank signed an agreement for a U.S.$50 million loan for partial financing of the Panama Oeste-Burunga sanitation program.

On December 20, 2017, the Government and the CAF - Development Bank of Latin America signed an agreement for a U.S.$250 million loan to finance a program aimed at modernizing and improving transparency in the financial management of the government.

As of December 31, 2017, Panama signed two loans with the IDB, one for U.S.$150.0 million to finance part of the “Arraiján and La Chorrera-PSACH Stage I District Sanitation Program” and the other to finance U.S.$300.0 million of the “Program for Supporting the Sustainable Development of Public Services”.

Tables and Supplementary Information

TABLE NO. 29

External Direct Debt of the Republic

Central Government

	Interest	Issue Date	Final Maturity	Amortization	December 31, 2017(1) (in millions of dollars)
MULTILATERAL ORGANIZATIONS					$5,079.95
Inter-American Development Bank(2)	Various	Various	Various	Semiannually	2,725.15
World Bank	Various	Various	Various	Semiannually	1,238.57
European Investment Bank	Floating	Various	Various	Semiannually	36.95
Development Bank of Latin America	Floating	Various	Various	Semiannually	1,022.74
OPEC Fund for International Development	Fixed	Various	Various	Semiannually	56.54
BILATERAL ORGANIZATIONS					$194.94
Banks with Official Guarantees(2)	Various	Various	Various	Semiannually	25.95
Support Groups(2)	Fixed	Various	Various	Semiannually	0.00
Government Direct Creditors(2)	Fixed	Various	Various	Semiannually	168.99
COMMERCIAL BANKS	Various	Various	Various	Various	$613.19
GLOBAL BONDS	Various	Various	Various	Various	$11,387.4
Global 2027	8.88%	Sep 26, 1997	Sep 30, 2027	Bullet	975.0
Global 2029	9.38%	Mar 31, 1999	Apr 01, 2029	Bullet	951.4
Global 2020	10.75%	July 13, 2000	May 15, 2020	Bullet	30.7
Global 2023	9.38%	Dec 03, 2002	Jan 16, 2023	Bullet	138.9
Global 2034	8.13%	Jan 28, 2004	Apr 28, 2034	Bullet	172.8
Global 2026	7.13%	Nov 29, 2005	Jan 29, 2026	Bullet	980.0
Global 2036	6.70%	Jan 26, 2006	Jan 26, 2036	Various	2,033.9
Global 2020	5.20%	Nov 23, 2009	Jan 01, 2020	Bullet	1,500.0
Samurai 2021(3)	1.81%	Jan 26, 2011	Jan 25, 2021	Bullet	354.6
Global 2053	4.30%	Apr 29, 2013	Apr 29, 2053	Various	750.0
Global 2024	4.00%	Sept 15, 2014	Sep 22, 2024	Bullet	1,250.0
Global 2025	4.00%	Mar 11, 2015	Mar 16, 2025	Bullet	1,250.0
Global 2028	3.87%	Mar 17, 2016	Mar 17, 2028	Bullet	1,000.0
Global 2047	4.50%	May 4, 2017	May 15, 2047	Various	1,168.3
TOTAL					$18,070.2

(1)	All obligations are denominated in U.S. dollars unless otherwise indicated. Currencies other than U.S. dollars are translated into U.S. dollars at the exchange rate as of December 31, 2017.
(2)	Various currencies.
(3)	Payable in Japanese Yen.

Source: Ministry of Economy and Finance.

TABLE NO. 30

External Debt Guaranteed by the Republic

Decentralized Institutions

	Interest	Issue Date	Maturity	Amortization	December 31, 2017 (1) (in millions of dollars)
Multilateral Organizations
Inter-American Development Bank(2)	Various	Various	Various	Semiannually	$23.8
Total					$23.8

(1)	All obligations are denominated in U.S. dollars unless otherwise indicated. Currencies other than U.S. dollars are translated into U.S. dollars at the exchange rate as of December 31, 2017.
(2)	Various currencies.

Source: Ministry of Economy and Finance.

TABLE NO. 31

Internal Funded Debt Securities of the Republic

Name	Interest Rate	Amortization	Issuance Date	Final Maturity	December 31, 2017 (in millions of dollars)
Bonds
Treasury Bonds 2022	5.6%	Bullet	Jan 30, 2012	Jul 25, 2022	$399.88
Treasury Bonds 2022	5.6%	Bullet	Mar 16, 2012	Jul 25, 2022	$100.00
Treasury Bonds 2022	5.6%	Bullet	Apr 09, 2012	Jul 25, 2022	$100.00
Treasury Bonds 2022	5.6%	Bullet	May 11, 2012	Jul 25, 2022	$25.00
Treasury Bonds 2022	5.6%	Bullet	Jun 22, 2012	Jul 25, 2022	$50.00
Treasury Bonds 2022	5.6%	Bullet	Jul 06, 2012	Jul 25, 2022	$100.00
Treasury Bonds 2022	5.6%	Bullet	Jul 27, 2012	Jul 25, 2022	$100.00
Treasury Bonds 2022	5.6%	Bullet	Aug 17, 2012	Jul 25, 2022	$50.00
Treasury Bonds 2022	5.6%	Bullet	Aug 24, 2012	Jul 25, 2022	$25.00
Treasury Bonds 2022	5.6%	Bullet	Aug 31, 2012	Jul 25, 2022	$25.00
Treasury Bonds 2022	5.6%	Bullet	Sep 07, 2012	Jul 25, 2022	$25.00
Treasury Bonds 2022	5.6%	Bullet	Sep 18, 2012	Jul 25, 2022	$25.00
Treasury Bonds 2022	5.6%	Bullet	Sep 21, 2012	Jul 25, 2022	$25.00
Treasury Bonds 2022	5.6%	Bullet	Sep 28, 2012	Jul 25, 2022	$25.00
Treasury Bonds 2022	5.6%	Bullet	Oct 05, 2012	Jul 25, 2022	$13.30
Treasury Bonds 2022	5.6%	Bullet	Oct 19, 2012	Jul 25, 2022	$25.00
Treasury Bonds 2022	5.6%	Bullet	Oct 26, 2012	Jul 25, 2022	$16.75
Treasury Bonds 2022	5.6%	Bullet	Nov 02, 2012	Jul 25, 2022	$25.00
Treasury Bonds 2022	5.6%	Bullet	Nov 09, 2012	Jul 25, 2022	$23.71
Treasury Bonds 2022	5.6%	Bullet	Nov 20, 2012	Jul 25, 2022	$25.00
Treasury Bonds 2022	5.6%	Bullet	Nov 23, 2012	Jul 25, 2022	$15.50
Treasury Bonds 2022	5.6%	Bullet	Nov 30, 2012	Jul 25, 2022	$25.90
Treasury Bonds 2022	5.6%	Bullet	Dec 21, 2012	Jul 25, 2022	$119.00
Total					$1,364.04
Treasury Bonds 2024	4.9%	Bullet	Nov 20, 2013	May 24, 2024	$100.00

Name	Interest Rate	Amortization	Issuance Date	Final Maturity	December 31, 2017 (in millions of dollars)
Treasury Bonds 2024	4.9%	Bullet	June 21, 2016	May 24, 2024	$300.00
Treasury Bonds 2024	4.9%	Bullet	Jul 19, 2016	May 24, 2024	$150.00
Treasury Bonds 2024	4.9%	Bullet	Aug 01, 2016	May 24, 2024	$150.00
Treasury Bonds 2024	4.9%	Bullet	Oct 11, 2016	May 24, 2024	$98.50
Treasury Bonds 2024	4.9%	Bullet	Mar 14, 2017	May 24, 2024	$125.00
Treasury Bonds 2024	4.9%	Bullet	May 16, 2017	May 24, 2024	$32.00
Treasury Bonds 2024	4.9%	Bullet	Jun 20, 2017	May 24, 2024	$50.00
Treasury Bonds 2024	4.9%	Bullet	Jul 11, 2017	May 24, 2024	$145.00
Total					$1,150.5
Total Treasury Bonds					$2,514.54
Notes
Treasury Notes 2018	5.0%	Bullet	Jun 21, 2011	Jun 15, 2018	$257.97
Treasury Notes 2018	5.0%	Bullet	Jul 26, 2011	Jun 15, 2018	$100.00
Treasury Notes 2018	5.0%	Bullet	Sep 20, 2011	Jun 15, 2018	$80.00
Treasury Notes 2018	5.0%	Bullet	Oct 11, 2011	Jun 15, 2018	$100.00
Treasury Notes 2018	5.0%	Bullet	Oct 04, 2012	Jun 15, 2018	$455.97
Treasury Notes 2018	5.0%	Prepurchase		Jul 26, 2016	$(324.34)
Total					$669.60
Treasury Notes 2021	4.9%	Bullet	Feb 04, 2014	Feb 05, 2021	$17.22
Treasury Notes 2021	4.9%	Bullet	Feb 25, 2014	Feb 25, 2021	$105.01
Treasury Notes 2021	4.9%	Bullet	Mar 18, 2014	Feb 25, 2021	$148.50
Treasury Notes 2021	4.9%	Bullet	Apr 08, 2014	Feb 25, 2021	$51.38
Treasury Notes 2021	4.9%	Bullet	Apr 22, 2014	Feb 25, 2021	$34.00
Treasury Notes 2021	4.9%	Bullet	May 13, 2014	Feb 25, 2021	$30.00
Treasury Notes 2021	4.9%	Bullet	May 20, 2014	Feb 25, 2021	$40.00
Treasury Notes 2021	4.9%	Bullet	May 27, 2014	Feb 25, 2021	$30.00
Treasury Notes 2021	4.9%	Bullet	Jun 03, 2014	Feb 25, 2021	$20.00
Treasury Notes 2021	4.9%	Bullet	Jun 10, 2014	Feb 25, 2021	$22.00
Treasury Notes 2021	4.9%	Bullet	Jun 17, 2014	Feb 25, 2021	$35.00
Treasury Notes 2021	4.9%	Bullet	Jun 24, 2014	Feb 25, 2021	$23.00
Treasury Notes 2021	4.9%	Bullet	Jul 22, 2014	Feb 25, 2021	$29.00
Treasury Notes 2021	4.9%	Bullet	Aug 05, 2014	Feb 25, 2021	$34.00
Treasury Notes 2021	4.9%	Bullet	Aug 19, 2014	Feb 25, 2021	$16.00
Treasury Notes 2021	4.9%	Bullet	Sep 02, 2014	Feb 25, 2021	$20.00
Treasury Notes 2021	4.9%	Bullet	Oct 07, 2014	Feb 25, 2021	$10.00
Total					$665.20
Treasury Notes 2019	3.0%	Bullet	Jun 02, 2015	Jun 05, 2019	$125.00
Treasury Notes 2019	3.0%	Bullet	Jul 14, 2015	Jun 05, 2019	$40.00
Treasury Notes 2019	3.0%	Bullet	Aug 4, 2015	Jun 05, 2019	$45.00
Treasury Notes 2019	3.0%	Bullet	Sep 1, 2015	Jun 05, 2019	$25.00
Treasury Notes 2019	3.0%	Bullet	Oct 6, 2015	Jun 05, 2019	$30.00
Treasury Notes 2019	3.0%	Bullet	Nov 17, 2015	Jun 05, 2019	$25.00
Treasury Notes 2019	3.0%	Bullet	Jan 19, 2016	Jun 05, 2019	$18.75
Treasury Notes 2019	3.0%	Bullet	Feb 23, 2016	Jun 05, 2019	$28.00
Treasury Notes 2019	3.0%	Bullet	Mar 15, 2019	Jun 05, 2019	$24.00
Treasury Notes 2019	3.0%	Bullet	Apr 05, 2016	Jun 05, 2019	$40.00
Treasury Notes 2019	3.0%	Bullet	May 17, 2016	Jun 05, 2019	$58.45
Treasury Notes 2019	3.0%	Bullet	Jul 05, 2016	Jun 05, 2019	$120.00

Name	Interest Rate	Amortization	Issuance Date	Final Maturity	December 31, 2017 (in millions of dollars)
Treasury Notes 2019	3.0%	Bullet	Aug 16, 2016	Jun 05, 2019	$28.50
Total					$607.70
Treasury Notes 2023	3.0%	Bullet	Sep 26, 2017	Sep, 29, 2023	$60.00
Treasury Notes 2023	3.0%	Bullet	Oct 24, 2017	Sep, 29, 2023	$36.50
Treasury Notes 2023	3.0%	Bullet	Nov 21, 2017	Sep, 29, 2023	$22.00
Total					$118.50
Total Treasury Notes					$2,061.0

Source: Ministry of Economy and Finance.